Exhibit 99.2

SCHEDULE II

PARTNERS VALUE SPLIT CORP.

Name and Position of Officer or Director	Principal Business Address	Principal Occupation or Employment	Citizenship
Brian D. Lawson, Chairman, Chief Executive Officer, President	181 Bay Street, Suite 100, Toronto, Ontario M5J 2T3, Canada	Vice Chair, Brookfield Corporation	Canada

Jason Weckwerth, Chief Financial Officer	181 Bay Street, Suite 100, Toronto, Ontario M5J 2T3, Canada	Senior Vice President, Finance, Brookfield Corporation	Canada

Kathy Sarpash, General Counsel and Secretary	181 Bay Street, Suite 100, Toronto, Ontario M5J 2T3, Canada	Managing Director, Legal & Regulatory, Brookfield Asset Management Ltd.	Canada

Kunal Dusad, Senior Vice President	250 Vesey Street, 15th Floor New York, NY 10281-0221 USA	Senior Vice President, Finance, Brookfield Asset Management Ltd.	United Kingdom

Frank N.C. Lochan, Director	181 Bay Street, Suite 100, Toronto, Ontario M5J 2T3, Canada	Corporate Director	Canada

Brian Hurley	250 Vesey Street, 15th Floor New York, NY 10281-0221 USA	Managing Partner, Legal & Regulatory, Brookfield Public Securities Group LLC	USA

James Bodi	73 Front Street, 5th Floor Hamilton, Bermuda HM 12	Managing Director, Legal & Regulatory, Brookfield Asset Management Ltd.	Canada

Greg Morrison	73 Front Street, 5th Floor Hamilton, Bermuda HM 12	Corporate Director	Canada

Ralph J. Zarboni, Director	181 Bay Street, Suite 100, Toronto, Ontario M5J 2T3, Canada	Corporate Director	Canada